                                                                Exhibit 10.6

                               LICENSE AGREEMENT

          THIS LICENSE AGREEMENT is entered into as of the 1st day of December, 1993, but effective as of January 1, 1993, by and between MAJOR LEAGUE ALUMNI MARKETING, INC., a Virginia corporation (formerly known as Major League Alumni Properties, Inc.) ("MLAM"), and HAWTHORNE SPORTS MARKETING, INC., a Pennsylvania corporation ("Hawthorne").

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, MLAM is a wholly-owned subsidiary of Major League Baseball Players Alumni Association, a District of Columbia corporation ("MLBPAA"); and

          WHEREAS, MLBPAA is the owner of the name "Major League Baseball Players Alumni Association" and the logotypes and trademarks set forth on
Schedule I attached hereto (collectively hereinafter referred to as the "Marks"); and

          WHEREAS, MLAM is a licensee of MLBPAA with respect to the Marks pursuant to a license granted by MLBPAA to MLAM; and

          WHEREAS, MLAM is authorized to license the use of the Marks by others; and

          WHEREAS, Hawthorne has experience and expertise in sports marketing and promotions; and

          WHEREAS, MLAM, MLBPAA, and Hawthorne are parties to various agreements and understandings, some of which date back to May 15, 1989, regarding the Marks and certain other rights, which agreements and understandings are to be terminated upon the execution and delivery of this Agreement retroactive to December 31, 1992; and

          WHEREAS, MLAM desires to grant to Hawthorne the rights to use and exploit the Marks and the name "Major League Alumni Marketing" worldwide, and Hawthorne desires those rights on the terms and conditions hereinafter provided;

          NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                              1.  Grant of License
                                  ----------------

          (a) MLAM hereby grants to Hawthorne a license with certain exclusive rights (all as more fully set forth below) and with the right to grant sublicenses to use the Marks and the name "Major League Alumni Marketing" (collectively, the "Rights") during the term of this Agreement anywhere in the world; provided, however, that Hawthorne shall not grant any sublicense for use of the Rights in connection with tobacco or liquor products or any other products or services which a person of reasonable social sensitivities would find objectionable, without the prior written consent of MLAM, which consent shall not be unreasonably withheld.

          (b) Hawthorne shall be the exclusive licensee of MLAM with respect to the types of programs and projects listed on Exhibit "A" attached hereto, and MLBPAA shall have the right to conduct the types of programs and projects listed on Exhibit B attached hereto, all as more fully set forth in Paragraph 9(a) of this Agreement.

          (c) Hawthorne acknowledges that MLBPAA is the owner of the Marks, that MLAM has the right to use and sublicense the Marks to Hawthorne, that Hawthorne's use of the Marks is for the sole benefit of MLBPAA and MLAM and, that Hawthorne has no interest in the Marks and will claim no interest therein beyond those rights expressly granted by this Agreement.

          (d) Upon termination of this Agreement:

              (i) Hawthorne shall immediately terminate all use of the Marks and materials bearing the Marks, except that Hawthorne and its sublicensees may continue to use the Marks for the purpose of completing or fulfilling commitments or undertakings which extend beyond the term of this Agreement as described in Paragraph 9(c) of this Agreement; and

              (ii) All Rights granted by MLAM to Hawthorne shall immediately revert to MLAM.

                         2.  Initial Term and Renewals
                             -------------------------

          (a) This Agreement shall continue in full force and effect from January 1, 1993 (the "Effective Date") until May 15, 1996.

          (b) This Agreement shall be automatically renewed until December 31, 1998, unless either party shall deliver to the other written notice of its election not to renew on or before May 15, 1995.

          (c) This Agreement shall be automatically renewed after December 31, 1998, for successive terms of two years unless either party shall deliver to the other written notice of its election not to renew at least one year prior to the expiration of the then-current term.

                                  3.  Royalty
                                      -------

          (a) During the initial term of this Agreement, Hawthorne shall pay to MLAM or as MLAM may direct an annual royalty (the "Annual Royalty") on the annual gross revenues actually received by Hawthorne in respect of its use, exploitation, and sublicensing of the Rights and from its activities related to former Major League Baseball Players, MLAM and MLBPAA, undertaken during any calendar year during the term hereof commencing on the Effective Date (the "Annual Gross Revenues") as follows:


Annual Gross Revenues                           Royalty Percentages
- -----------------------                         -------------------
                                    Years 1 and 2   Year 3 and thereafter*
                                    -------------   ----------------------

 $0 - $3,000,000                        4-1/2%                 5%
 $3,000,000 - $6,000,000                5-1/2%                 6%
 $6,000,000 - $12,000,000               6-1/2%                 7%
 $12,000,000                            8%                     8%

* unless otherwise agreed by the parties

          (b) Hawthorne hereby guarantees to pay MLAM a minimum sum of Four Hundred Five Thousand Dollars ($405,000.00) during the initial term of this Agreement which is forty and one half (40 1/2) months. This guaranteed sum shall be paid in monthly installments as provided in subparagraph (c) of this Paragraph and shall be a credit against the Annual Royalty ultimately calculated to be due MLAM.

          (c) Hawthorne shall pay to MLAM or as MLAM may direct a minimum guaranteed non-refundable royalty of Ten Thousand Dollars ($10,000.00) per month (the "Monthly Advance") retroactive to the Effective Date and continuing until May 15, 1996, as a guaranteed advance against the Annual Royalty ultimately calculated to be due to MLAM. The Monthly Advance shall be prorated for any partial month during the term of this Agreement. Each monthly installment shall be paid on or before the end of the month for which it is due except that the amount of $110,000.00 which is due for the months from the Effective Date to the date of execution of this Agreement shall be paid as follows:

               (i) $55,000.00 upon the date of execution and delivery of this Agreement; and

               (ii) $55,000.00 in six equal consecutive monthly installments of $9,166.66 on or before the end of each of the first six months after the date of execution of this Agreement.

                       4.  Hawthorne's Books and Records
                           -----------------------------

          (a) Hawthorne shall maintain true and correct books of account containing accurate and complete records of all data necessary for the computation of Annual Gross Revenues (as defined in Section 3(a) of this Agreement).

          (b) Annually, within 45 days after the end of each calendar year, Hawthorne shall submit a statement to MLAM showing Annual Gross Revenues and the Annual Royalty for such year. If the Annual Royalty then determined hereunder for such year exceeds the total of the Monthly Advances for such year, each such statement shall be accompanied by a payment to MLAM of such excess amount. If the Annual Royalty then determined hereunder for such year is less than or equal to the total of the Monthly Advances for such year, no refund or payment will be required from MLAM to Hawthorne.

          (c) Hawthorne shall retain, at its expense, Arthur Andersen & Co. or such other international certified public accounting firm reasonably acceptable to MLAM (the "Accountant") to review the books of account maintained by Hawthorne hereunder and to verify that the reports and payments made by Hawthorne to MLAM conform to the requirements of this Agreement. Annually, not later than 120 days after the end of each calendar year, the Accountant shall issue a report to MLAM and Hawthorne regarding its findings and conclusions with respect to such calendar year (the "Annual Verification").

          (d) Upon prior written notice of at least five (5) business days, MLAM shall have free and complete access to Hawthorne's books and records, related to Annual Gross Revenues only, during normal business hours, and, if it desires, MLAM may have the books and records related to Annual Gross Revenues audited and examined by auditors, accountants, or attorneys solely for the purpose of verifying the Annual Gross Revenues actually received by Hawthorne. Any such examination shall be at the separate expense of MLAM.

          (e) In the event that the Annual Verification shows an underpayment or overpayment in the amount paid by Hawthorne to MLAM, within thirty (30) days after receipt by Hawthorne and MLAM of notice of such underpayment or overpayment, Hawthorne shall pay to MLAM the amount by which the Annual Royalty shown to be due pursuant to the Annual Verification exceeds the Annual Royalty actually paid, or MLAM shall pay to Hawthorne the amount by which the Annual Royalty actually paid exceeds the greater of (i) the Annual Royalty shown to be due pursuant to the Annual Verification, or (ii) the total of the guaranteed Monthly Advances for such year.

                   5.  Representations and Warranties of MLAM
                       --------------------------------------

          MLAM hereby represents and warrants to Hawthorne as follows:

          (a) MLAM is a validly existing Virginia corporation.

          (b) MLAM has the capacity to enter into and perform this Agreement and all transactions contemplated pursuant hereto, and all actions required to be taken to authorize it to enter into and perform this Agreement have been properly taken.

          (c) The execution and delivery of this Agreement by MLAM and the performance by it of its obligations hereunder will not constitute a breach by it of any other agreement to which it is a party.

          (d) This Agreement has been duly executed and delivered by MLAM and is valid and binding upon it in accordance with its terms.

          (e) Except as set forth on Schedule III attached hereto, there are no actions, suits, investigations, litigation or governmental proceedings or, to the knowledge of MLAM, threatened against or affecting MLAM or MLBPAA in any court or before any governmental authority or arbitration board or tribunal that may adversely affect the Rights or the ability of MLAM to perform under this Agreement.

          (f) MLAM, to the best of its knowledge and belief, is in substantial compliance with all laws, ordinances, governmental rules and regulations to which it is subject, and it has all material licenses, permits, and other governmental authorizations necessary to its operations and the ownership of its properties.

          (g) MLAM and MLBPAA are the owners of or have the authority to grant the license granted herein with respect to the Rights. The Marks have not yet been registered with the U.S. Patent and Trademark Office but an application for registration of the Marks is now pending in the U.S. Patent and Trademark Office and MLBPAA has enjoyed ten years of the Marks' usage without objection or opposition.

                6.  Representations and Warranties of Hawthorne
                    -------------------------------------------

          Hawthorne hereby represents and warrants to MLAM as follows:

          (a) Hawthorne is a validly existing Pennsylvania corporation.

          (b) Hawthorne has the capacity to enter into and perform this Agreement and all transactions contemplated pursuant hereto, and that all actions required to be taken to authorize it to enter into and perform this Agreement have been properly taken.

          (c) Hawthorne's execution and delivery of this Agreement and the performance by it of its obligations hereunder will not constitute a breach by Hawthorne of any other agreement to which it is a party.

          (d) This Agreement has been duly executed and delivered by Hawthorne and is valid and binding upon it in accordance with its terms.

          (e) There are no actions, suits, investigations, litigation, or governmental proceedings pending or, to the knowledge of Hawthorne, threatened against or affecting Hawthorne in any court or before any governmental authority or arbitration board or tribunal that may adversely affect the Rights or the ability of Hawthorne to perform under this Agreement.

          (f) Hawthorne, to the best of its knowledge and belief, is in substantial compliance with all laws, ordinances, governmental rules and regulations to which it is subject, and it has all material licenses, permits and other governmental authorizations necessary to its operations and ownership of its properties.

                        7.  Hawthorne's Responsibilities
                            ----------------------------

          Hawthorne agrees to use its reasonable best efforts to manage and market the Rights in the name of MLAM and Hawthorne so as to achieve maximum economic benefits consistent with sound business practices and judgment in the sports and entertainment industries. Hawthorne further agrees that it shall, at all times, in the management and marketing of such rights, use its reasonable best efforts to act in the best interest of MLAM and MLBPAA. To such end, Hawthorne shall have full authority to take any and all actions regarding the development, exploitation, and marketing of the Rights set forth in Exhibit "A" as it deems appropriate, to negotiate and enter into agreements and arrangements with third parties, including third parties acting in an agency capacity, regarding the use or sublicensing of the Rights, the availability of and personal appearances by former Major League Baseball Players at events, promotions, programs, or otherwise, as determined by Hawthorne, and to determine reasonable compensation arrangements, reasonable expense limitations, and other reasonable terms of or relating in any matter to the development and exploitation of the Rights.

                        8.  MLAM's Responsibilities
                              -----------------------

          (a) MLAM shall retain the right from MLBPAA to use and sub-license the Marks referred to in this Agreement.

          (b) MLAM agrees to use its reasonable best efforts to retain the existing Rights and to assist Hawthorne as appropriate, including obtaining the availability of former Major League Baseball Players to work with and under the management of Hawthorne in connection with Hawthorne's development and exploitation of the Rights set forth in Exhibit "A".

                        9.  Rights and Mutual Cooperation
                            -----------------------------

          (a) Hawthorne shall be the exclusive licensing agent of MLAM with respect to the types of programs and projects set forth and described in Exhibit "A" attached hereto and incorporated by reference into this Agreement.
Hawthorne hereby acknowledges and agrees that MLBPAA shall retain the rights to conduct the types of programs and projects described on Exhibit "B" attached hereto. To the extent that MLAM, MLBPAA, or Hawthorne desire to undertake a project or program which is not encompassed on Exhibit "A" or Exhibit "B", Hawthorne, MLAM, and MLBPAA agree to confer, without compensation to Hawthorne, and in good faith to reach a decision regarding whether and how any such program or project should be undertaken. The parties, in reaching such decision, shall make the decision based upon the best interests of MLBPAA.

          (b) MLAM and Hawthorne agree to cooperate with one another regarding marketing activities and opportunities and regarding communications to establish a consistent and consolidated image and to promote the best interests of MLBPAA and the relations between and among MLBPAA, MLAM, and Hawthorne.

          (c) To the extent that Hawthorne, as a licensing agent of MLAM, with respect to the types of programs and projects described on Exhibit "A", enters into any agreement, commitment, or undertaking with respect to the Rights which extends beyond the term of this Agreement, (i) Hawthorne shall obtain the prior written consent of MLAM to such term, and (ii) MLAM and Hawthorne agree and acknowledge that any such agreement, commitment, or undertaking will be fulfilled and that Hawthorne shall pay to MLAM or as MLAM may direct the Annual Royalty on the Annual Gross Revenues of any such agreement, commitment, or undertaking in accordance with the royalty percentages set forth in Section 3(a) of this Agreement.

                    10.  Hawthorne - Independent Contractor
                         ----------------------------------

          (a) Hawthorne shall be, and shall be deemed to be, an independent contractor and not the agent or employee of MLBPAA or MLAM. Neither MLBPAA nor MLAM shall have any authority to supervise the employees, representatives, or subcontractors of Hawthorne; and the marketing and exploiting of the Rights set forth in Exhibit "A" shall be under the supervision and control of Hawthorne. Hawthorne recognizes and acknowledges the goals and objectives of MLAM and MLBPAA as set forth on Schedule IV attached hereto, and agrees that it shall not, in the marketing and exploiting of the rights set forth in Exhibit "A" hereto, or the projects or programs referred to in Paragraph 9 of this License Agreement, engage in any activity or take any action that is likely to be detrimental to MLAM, MLBPAA, or their goals and objectives.

          (b) Hawthorne, as an independent contractor, shall be free to undertake any marketing and promotional projects and programs, whether or not related to former Major League Baseball Players, MLAM, or MLBPAA and will own any proprietary or intangible rights which it creates or has created. MLBPAA shall retain ownership of the Marks and MLAM shall retain ownership of its name.

                    11.  Prior Agreements and Understandings
                         -----------------------------------

          MLBPAA, MLAM, and Hawthorne hereby agree, effective as of the Effective Date, that the agreements, understandings, and instruments listed and described on Schedule II attached hereto are terminated. MLBPAA, MLAM, and Hawthorne also agree to jointly petition the Court of Common Pleas of Allegheny County, Pennsylvania, to vacate the Consent Decree and terminate the Memorandum of Understanding entered in Case No. G. D. 90-18847 by and among MLBPAA, MLAM, Hawthorne, and Robert G. Miller. Furthermore, MLBPAA and MLAM agree to cause Robert G. Miller to join in the Petition to vacate the aforementioned

Consent Decree and agree to terminate the Memorandum of Understanding (as such terms are defined on Schedule II).

                          12.  Termination for Breach
                               ----------------------

          This Agreement may be terminated by either party if there shall be a material breach by the other party of its obligations hereunder, which breach remains uncured for a period of sixty (60) days following the giving of Written Notice from the non-breaching party to the breaching party specifying such breach.

                          13.  Arbitration of Disputes
                               -----------------------

          All disputes, claims, and questions regarding the rights and obligations of Hawthorne and MLAM under the terms of the Agreement shall be submitted to arbitration in Pittsburgh, Pennsylvania, as follows:

          (i) Either party may make a demand of arbitration by filing such demand, in writing, with the other party.

          (ii) Each party shall name one arbitrator.

          (iii)  The two arbitrators shall select a third arbitrator.

          (iv) In default of naming an arbitrator, the Arbitration Committee of the American Arbitration Association shall name an arbitrator. Then the two arbitrators shall select a third arbitrator.

          (v) Arbitration shall be conducted under the rules and procedures of the American Arbitration Association.

          (vi) Each party shall pay its own costs and expenses of arbitration.

          (vii) With respect to any dispute or controversy that is made subject to arbitration under the terms of this Agreement, no suit at law or equity based on such dispute or controversy shall be instituted by either party, except to enforce the award of arbitrators.

          (viii) The determination and award of a majority of the arbitration shall be final and binding upon the parties and shall be a complete bar to any claims or demands by either party against the other arising out of the controversy or dispute submitted for arbitration.

                                 14.  Insurance
                                      ---------

          Hawthorne agrees to maintain or cause to be maintained during the term of this Agreement with a generally accepted insurance carrier Special Event Insurance (comprehensive general liability) with coverage of at least $1,000,000 per occurrence or, in the event such coverage becomes unavailable at reasonable rates, with such other coverage limits as the parties may agree. Hawthorne shall cause MLAM and MLBPAA to be named as additional insureds on all policies of insurance covering the operations of Hawthorne which relate to this Agreement.

                                  15.  General
                                       -------

          (a) By using the terms "guarantees" and "guaranteed" in Articles 3 and 4, the parties are not indicating that any third party is obligated along with Hawthorne to make payments pursuant to the terms of this Agreement.

          (b) This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns.

          (c) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, representations, commitments, and writings.

          (d) This Agreement may not be amended, released, discharged, rescinded, or abandoned, except by a written agreement duly executed by each of the parties hereto. The failure of any party hereto at any time to enforce any of the provisions of this Agreement will in no way constitute or be construed as a waiver of such provision or of any other provision hereof, nor in any way affect the validity of, or the right thereafter to enforce each and every provision of this Agreement.

          (e) This Agreement and its validity, construction, administration, and all rights hereunder, will be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws provisions.

          (f) The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

          (g) Wherever provision is made in this Agreement for the giving, service, or delivery of any notice, statement or other instrument, such notice shall be in writing and shall be deemed to have been duly given, served, and delivered, if delivered by hand, by overnight express delivery service, or by United States registered or certified mail, postage prepaid, return receipt requested, when delivered, or sent by telecopy, addressed as follows:

  If to Hawthorne:  Hawthorne Sports Marketing, Inc.
                    500 Greentree Commons
                    381 Mansfield Avenue
                    Pittsburgh, PA 15220
                    Attention:  Mr. James C. Roddey
                    Telecopy:  (412) 928-7715

  with a copy to:   Louis J. Moraytis, Esquire
                    Eckert Seamans Cherin & Mellott
                    42nd Floor, 600 Grant Street
                    Pittsburgh, PA 15219
                    Telecopy:  (412) 566-6099

     If to MLAM:   Major League Alumni Marketing, Inc.
                    c/o Daniel E. Foster
                    Vice President and Director of
                     Operations
                    Major League Baseball Players
                     Alumni Association
                    3637 4th Street North - Suite 480
                    St. Petersburg, FL 33704
                    Telecopy:  (813) 822-6300

   with a copy to:  Samuel N. Moore, Esquire
                    Springdale Professional Center
                    5027 Backlick Road
                    Annandale, VA 22003
                    Telecopy:  (703) 941-4075

Each party hereto may change its mailing address by giving to each other party hereto, by hand delivery, overnight express delivery service, United States registered or certified mail, or telecopy, written notice of election to change such address and of such new address.

          (h) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

          (i) The parties shall execute any such further agreements, conveyances, and other documents as may reasonably be requested by the other to preserve or protect its interest under this Agreement or to effectuate the intent of any provision of this Agreement.

          (j) Neither party hereto may assign or pledge any of its rights or obligations under this Agreement to any third party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment by either party in violation of the foregoing shall be void and of no effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              MAJOR LEAGUE ALUMNI MARKETING, INC.


                              By: /s/Gerald B. Moses
                                 -------------------
                                 Gerald B. Moses, Director and Agent


                              HAWTHORNE SPORTS MARKETING, INC.


                              By: /s/James C. Roddey
                                 -------------------
                                 James C. Roddey, President

                                   Schedule I

                                       to

                               License Agreement
                                effective as of
                                January 1, 1993
                                ---------------

                                     Marks
                                     -----

                                  Schedule II

                                       to

                               License Agreement
                                effective as of
                                January 1, 1993
                                ---------------

1. That certain Management Agreement dated as of May 15, 1989, by and between MLAM and Hawthorne

2. That certain Letter Agreement dated May 15, 1989, from MLBPAA and by and between MLBPAA and Hawthorne

3. That certain Consent Decree in the Court of Common Pleas of Allegheny County, Pennsylvania, Civil Division, at No. G.D. 90-18847 (the "Consent Decree") by and among MLAM, MLBPAA, Hawthorne, and Robert G. Miller

4.   That certain Memorandum of Understanding (the "Memorandum of
     Understanding") dated March, 1992, by and among MLAM, MLBPAA, Hawthorne, and Robert G. Miller

                                  Schedule III

                                       to

                               License Agreement
                                effective as of
                                January 1, 1993
                                ---------------

                                     Claims
                                     ------

A claim for personal injuries has been filed by Robert Thour against the City of St. Petersburg, Florida, and MLBPAA. The claimant alleges that on or about March 20, 1993, he slipped and fell on debris left on the steps of Al Lang Stadium located in St. Petersburg and that as a result, he suffered personal injuries. MLBPAA sponsored a "Legends of Baseball Game" in the Stadium on the aforementioned date and has referred this claim to its insurance liability carrier. To the best of MLAM's knowledge and belief, this claim will not adversely affect the rights or ability of MLAM to perform under this Agreement.

                                  Schedule IV

                                       to

                               License Agreement
                                effective as of
                                January 1, 1993
                                ---------------


                            GOALS AND OBJECTIVES OF
                MAJOR LEAGUE BASEBALL PLAYERS ALUMNI ASSOCIATION
                       AND ITS WHOLLY-OWNED SUBSIDIARIES,
                      MAJOR LEAGUE ALUMNI MARKETING, INC.,
                  AND MAJOR LEAGUE ALUMNI SERVICES CORPORATION
                  --------------------------------------------

          The Major League Baseball Players Alumni Association is an independent, multi-purpose national association of former Major League players, established by the former players, composed of them as members and operated by them and for them. It is a charitable, tax-exempt, non-profit corporation under
(S)501(c)(3) of the Internal Revenue Code. It owns two corporate subsidiaries, Major League Alumni Marketing, Inc., and Major League Alumni Services Corporation.

     I.   MAJOR LEAGUE BASEBALL PLAYERS ALUMNI ASSOCIATION
          ------------------------------------------------

          (A)  Purposes:

          The purposes for which the Major League Baseball Players Alumni Association was organized are as follows:

               (1) To promote and encourage the sport of baseball;

               (2) To assist in charitable work deemed beneficial to the community and the nation;

               (3) To raise funds to support charities on a local and national basis;

               (4) To establish a mutually beneficial relationship between former Major League Baseball players and Major League Baseball;

               (5) To promote a spirit of brotherhood between all former professional baseball players, coaches, managers, trainers, owners, office personnel, and their families; and

               (6) To engage in work calculated to educate and improve the moral, mental, social, and physical betterment of humankind.

          (B)  Goals and Objectives:

               (1) To promote baseball and its retired players and coaches, locally, nationally, and internationally;

               (2) To keep all members informed and updated on changes taking place on the current baseball scene and how such changes apply to the Major League Baseball Players Alumni Association and its members;

               (3) To raise moneys for local and national charities through golf tournaments and other fund-raising activities:

               (4) To make significant charitable contributions to baseball organizations such as the Baseball Assistance Team (BAT), Chuck Stevens' Group, and other worthwhile charitable organizations;

               (5) To establish a "networking" system through its members and various activities to help each other and to assist non-members and other organizations, both charitable and for profit, to learn about the Major League Baseball Players Alumni Association;

               (6) To form local Alumni Chapters throughout the nation to keep its members involved on a community level to promote baseball, raise funds for charity, and to have a sense of "belonging" after their playing days are over; and

               (7) To promote camaraderie and friendship among its members through charitable events, entertainment, excursions, and social meetings.

     II.  MAJOR LEAGUE ALUMNI MARKETING
          -----------------------------

          (A)  Purpose:

          The purpose for which Major League Alumni Marketing, Inc., was organized is to transact any and all lawful business, for profit, permitted by law. This Corporation is a "feeder organization" for the Major League Baseball Players Alumni Association.

          (B)  Goals and Objectives:

          The objectives of this wholly-owned subsidiary are to engage in any lawful business activity, for profit, which is consistent with the goals, objectives, and principles of the Major League Baseball Players Alumni Association for the purpose of "feeding" funds to the Association and to share a portion of its profits with former Major League Baseball players.

                 III.  MAJOR LEAGUE ALUMNI SERVICES CORPORATION
                       ----------------------------------------

       (A)  Purpose:

          The purpose for which this Corporation was organized is to transact any and all lawful business for which corporations may be incorporated under the laws of the State of Florida. This Corporation is also a wholly-owned subsidiary of Major League Baseball Players Alumni Association and was established to provide services to the Association's members.

       (B)  Goals And Objectives:

          (1) To originate and administer membership programs and services outside the non-profit framework for the direct benefit of Major League Baseball Players Alumni Association members;

          (2) To strive to increase retirement pensions for all former Major League Baseball players, even those who are not members of the Major League Baseball Players Alumni Association;

          (3) To provide affordable health care insurance to Association members;

          (4) To provide affordable health care insurance for many of the Association's members who cannot otherwise purchase such insurance; and

          (5) To continually seek out and create services which will be beneficial to the members of the Major League Baseball Players Alumni Association.

                                   Exhibit A
                                       to
                               License Agreement
                                Effective as of
                                January 1, 1993
                                ---------------

                     Hawthorne's Exclusive Licensing Rights
                     --------------------------------------
                      (Except as Set Forth in Exhibit "B")
                      ------------------------------------

A.   Sponsorships/Tours
     (except as set forth on Exhibit "B")

     1. Creating and executing events and tours involving the participation of former Major League Baseball Players

     2. Local, national, and international opportunities involving paying sponsors and advertisers

     3. Examples include but are not limited to baseball exhibition games, autograph and photograph sessions, youth and coaches clinics, baseball memorabilia shows and displays, shopping center and retail store tours, military base tours, and tours in Minor League and Major League Baseball Ballparks

     4.   Associated merchandising, television broadcasting, and videos

B.   Wholesale Source of Memorabilia

     Creating and supplying products which are autographed by former Major League Baseball Players or otherwise distinguished or earmarked so as to constitute memorabilia for retail sale, catalog sale, specialty outlets, television/video shopping, direct mail, etc.

C.   Corporate and Sales Incentive Programs

     1. Creating and executing motivational programs and incentive and award programs involving former Major League Baseball Players for businesses to use with their staffs, clients, vendors, and customers

     2. Examples include but are not limited to fantasy camps, spring training trips, golf outings, hunting and fishing trips, speakers, autograph memorabilia, etc.

D.   Promotions and Premium Fulfillment

     1. Creating and executing consumer promotion and consumer premium programs involving former Major League Baseball Players in conjunction with or for consumer products and services

     2. Examples include but are not limited to limited edition collectible merchandise and memorabilia, contests and sweepstakes, local events such as clinics, skill contests and retain appearances, customer hospitality, presentations to customers, participation in sales meetings, etc.

E.   Licensing

     Properties/rights include MLBPAA name and logo, and the names, images, nicknames, and signatures of former Major League Baseball Players for merchandise and endorsements, as well as any names or logos created for any specific promotions, tours, events, or exhibits, as set forth above

                                   Exhibit B
                                       to
                               License Agreement
                                Effective as of
                                January 1, 1993
                                ---------------

                           MLBPAA's Licensing Rights
                           -------------------------

     1. Licensing the name and logo of MLBPAA except for instances involving the paid participation of former Major League Baseball Players. Provided, however, that MLBPAA may pay former Major League Baseball Players to participate in any events referred to or enumerated in paragraphs numbered 2 through 8 on this Exhibit B to License Agreement, effective as of January 1, 1993.

     2.   Conducting youth baseball clinics

     3. Conducting local golf events and a world series of golf championship in association with local charities and conducting events attendant to such local golf events such as card shows, exhibitions, "Old Timer" games, and clinics which are customarily presented along with such local golf events

     4. Production of a catalog for apparel with MLBPAA's name and logo and sale of such apparel only to MLBPAA members.

     5. Conducting conventions, reunions, and conferences of former Major League Baseball Players or retain or employ a company to conduct such reunions, conventions, or conferences on behalf of MLBPAA

     6. Owning and operating memorabilia shops and a baseball museum (but excluding the production and/or distribution of memorabilia)

     7. Conducting the Festival of States annually in St. Petersburg, Florida, Ft. Myers, Florida, and three other locations to be named by MLAM or MLBPAA and retaining all rights to television and radio broadcasts associated therewith

     8. Conduct or engage in any activity except for those for which Hawthorne has exclusivity pursuant to this License Agreement but only to the extent that it is authorized to do so under the laws of charitable organizations exempt from Federal income taxes under (S)501(c)(3) of the Internal Revenue Code of 1954 as amended